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                                                              Exhibit 10.16(g)


                              EMPLOYMENT AGREEMENT


         This Employment Agreement ("Agreement") is made this day of September, 1998, by and between JOHN B. FURMAN ("Executive") and RURAL/METRO CORPORATION, its subsidiaries, affiliates, joint ventures and partnerships ("Rural/Metro"), effective August 27, 1998 ("Effective Date").

                                 R E C I T A L S

         The Board of Directors of Rural/Metro believes it is in the best interests of Rural/Metro to employ Executive as the acting President and Chief Executive Officer of Rural/Metro.

         Rural/Metro has decided to offer Executive an employment agreement, the terms and provisions of which are set forth below.

         NOW, THEREFORE, IT IS HEREBY MUTUALLY AGREED AS FOLLOWS:

         1.       POSITION AND DUTIES.

                  Executive will be employed as the President and acting Chief Executive Officer of Rural/Metro and shall report only to the Board of Directors of Rural/Metro (the "Board"). Executive shall perform the duties of his position, as determined by the Board, in accordance with the policies, practices and bylaws of Rural/Metro. Executive also shall serve as an ex-officio member of the Board.

                  Executive shall serve Rural/Metro faithfully, loyally, honestly and to the best of his ability. Executive will devote his best efforts to the performance of his duties for, and in the business and affairs of, Rural/Metro.

         Rural/Metro reserves the right, in its sole discretion, to change or modify Executive's position, title and duties during the term of this Agreement, at which time Executive may be entitled to terminate this Agreement for Good Reason as provided in paragraph 7.
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         2.       COMPENSATION.

                  A.       BASE SALARY.

                           During the first year of this Agreement, Executive's
bi-weekly salary will be based upon annual compensation of Two Hundred Ninety-Two Thousand Five Hundred and 00/100 Dollars ($292,500.00) ("Base Salary"). Thereafter, Executive's Base Salary will be reviewed at least annually in accordance with Rural/Metro's executive compensation review policies and practices, all as determined by the Board, in its sole discretion. Executive's Base Salary may be increased upon any such review, but in no event shall the amount of Executive's Base Salary as set forth in this paragraph 2A be decreased.

                  B.       ADDITIONAL COMPENSATION.

                           During the first year of this Agreement, Executive
also shall receive additional compensation in the amount of One Hundred Thousand and 00/100 Dollars ($100,000.00), payable as nearly as possible in twelve (12) equal monthly installments.

         3.       MANAGEMENT INCENTIVE PROGRAM.

                  Commencing with the incentive program for the fiscal year ending on June 30, 1999, and at all times thereafter, Executive shall be eligible to participate in the Rural/Metro Management Incentive Program ("MIP") (or any other plan that is designated by the Board as replacing the MIP) and to receive such additional compensation as may be provided by the MIP from time to time.

         4.       STOCK OPTIONS.

                  A.       INITIAL GRANT.

                           Rural/Metro has granted to the Executive options to
purchase One Hundred Thousand (100,000) shares of Rural/Metro stock at the closing price of Rural/Metro stock on Executive's first day of employment, which was August 27, 1998,
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with the terms and conditions of the options to be set forth in a separate Stock
Option Agreement to be entered into by and between Executive and Rural/Metro.
The Stock Option Agreement shall provide that the options shall be fully vested and exercisable at the time of grant and the options will remain exercisable during the period of Executive's employment with Rural/Metro and for at least 36 months following the termination of Executive's employment with Rural/Metro. In any event, notwithstanding the preceding sentence, the options will lapse and no longer be exercisable on or after the tenth (10th) anniversary of the date of grant.

                  B.       SUBSEQUENT GRANT.

                           If this Agreement or Executive's employment by
Rural/Metro is renewed at the expiration of the Initial Term (as that term is defined in paragraph 5), Rural/Metro will promptly grant Executive options to purchase an additional One Hundred Thousand (100,000) shares of Rural/Metro stock at the closing price of Rural/Metro stock on the date of grant with the terms and conditions of the options to be set forth in a separate Stock Option Agreement. The Stock Option Agreement shall provide that the options shall be fully vested and exercisable at the time of grant and the options will remain exercisable during the period of Executive's employment with Rural/Metro and for at least 36 months following the termination of Executive's employment with Rural/Metro. In any event, notwithstanding the preceding sentence, the options will lapse and no longer be exercisable on or after the tenth (10th) anniversary of the date of grant.

         5.       TERM AND TERMINATION.

                  This Agreement will continue in full force and effect until it is terminated by the parties. This Agreement may be terminated in any of the following ways: (a) it may be renegotiated and replaced by a written agreement signed by both parties; (b)
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Rural/Metro may elect to terminate this Agreement with or without "Cause", as defined below; (c) Executive may elect to terminate this Agreement with or without "Good Reason", as defined below; or (d) either party may serve notice on the other of its desire to terminate this Agreement at the end of the "Initial Term" or any "Renewal Term".

                  The "Initial Term" of this Agreement shall expire by its terms one year from the Effective Date of this Agreement, unless sooner terminated in accordance with the provisions of this Agreement. This Agreement will be renewed at the end of the Initial Term for additional one-year periods (a "Renewal Term"), unless either party serves notice of its desire not to renew or of its desire to modify this Agreement on the other. Such notice must be given at least forty-five (45) days before the end of the Initial Term or the applicable Renewal Term.

                  If Rural/Metro notifies Executive of its desire not to renew this Agreement pursuant to this paragraph 5 and at the time of such notification Rural/Metro does not have "Cause" to terminate this Agreement pursuant to paragraph 6A, Executive shall receive the Severance Benefits pursuant to paragraph 9.

                  If Executive notifies Rural/Metro of his desire not to renew this Agreement pursuant to this paragraph 5 and at the time of such notification Executive has Good Reason to terminate this Agreement pursuant to paragraph 7A, Executive shall receive the Severance Benefits pursuant to paragraph 9. Executive also shall receive the Severance Benefits pursuant to paragraph 9 if Rural/Metro proposes to modify this Agreement in a manner that gives rise to Good Reason pursuant to paragraph 7A for Executive's termination of employment and Executive rejects such proposed modifications. Severance Benefits will not be payable pursuant to the preceding sentence if Rural/Metro rescinds the proposed modifications and offers Executive a new Agreement that does not include any proposed modifications that give rise to Good Reason for Executive's termination of employment.
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         6.       TERMINATION BY RURAL/METRO.

                  A.       TERMINATION FOR CAUSE.

                           Rural/Metro may terminate this Agreement and
Executive's employment for Cause at any time upon written notice. This means that Rural/Metro has the right to terminate the employment relationship for Cause at any time should there be Cause to do so.

                           For purposes of this Agreement, "Cause" shall be
limited to discharge resulting from a determination by the Board that Executive:
(a) has been convicted of a felony involving dishonesty, fraud, theft or embezzlement; (b) has repeatedly failed or refused, after written notice from Rural/Metro, in a material respect to follow reasonable policies or directives established by Rural/Metro; (c) has willfully and persistently failed, after written notice from Rural/Metro, to attend to material duties or obligations imposed upon him under this Agreement; (d) has performed an act or failed to act, which, if he were prosecuted and convicted, would constitute a felony involving One Thousand Dollars ($1,000) or more of money or property of Rural/Metro; or (e) has misrepresented or concealed a material fact for purposes of securing employment with Rural/Metro or this Employment Agreement. The existence of "Cause" shall be determined by Rural/Metro's Board of Directors acting in good faith after prior notice to Executive and after providing Executive with an opportunity to be heard.

                           Because Executive is in a position which involves
great responsibilities, Rural/Metro is not required to utilize its progressive discipline policy.

                           If this Agreement and Executive's employment is
terminated for Cause, Executive shall receive no Severance Benefits.
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                  B.       TERMINATION WITHOUT CAUSE.

                           Rural/Metro also may terminate this Agreement and
Executive's employment without Cause at any time by giving sixty (60) days prior written notice to Executive. In the event this Agreement and Executive's employment are terminated by Rural/Metro without Cause, Executive shall receive the Severance Benefits pursuant to paragraph 9. Rural/Metro may place Executive on a paid administrative leave, and bar or restrict Executive's access to Rural/Metro facilities, contemporaneously with or at any time following the delivery of the written notice to Executive.

         7.       TERMINATION BY EXECUTIVE.

                  Executive may terminate this Agreement and his employment with or without "Good Reason" in accordance with the provisions of this paragraph 7.

                  A.       TERMINATION FOR GOOD REASON.

                           Executive may terminate this Agreement and his
employment for "Good Reason" by giving written notice to Rural/Metro within sixty (60) days, or such longer period as may be agreed to in writing by Rural/Metro, of Executive's receipt of notice of the occurrence of any event constituting "Good Reason", as described below.

                           Executive shall have "Good Reason" to terminate this
Agreement and his employment upon the occurrence of any of the following events:
(a) Executive is demoted to a position of less stature or importance within Rural/Metro than the position described in paragraph 1; (b) Executive is assigned duties inconsistent with the positions, duties, responsibility and status of the President and Chief Executive Officer of Rural/Metro; (c) Executive is required to relocate to an employment location that is more than twenty-five (25) miles from his current employment location (which the parties agree is Rural/Metro's present Scottsdale headquarters); (d) Executive's Base Salary rate (which shall include, for the first year of Executive's employment only, any additional
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compensation to which Executive is entitled under paragraph 2B) is reduced to a level that is at least ten percent (10%) less than the salary (and in the case of Executive's first year of employment only, the additional compensation to which Executive is entitled under paragraph 2B) paid to Executive during any prior calendar year, unless Executive has agreed to said reduction; (e) the potential incentive compensation (or bonus) to which Executive may become entitled under the MIP at any level of performance by the Executive or Rural/Metro is reduced by seventy-five percent (75%) or more as compared to any prior year; or (f) Executive is placed on an administrative leave or is barred or restricted access to Rural/Metro facilities for a period of more than sixty
(60) days provided, however, that the terms of this clause (f) shall not apply in the event that Executive is placed on an administrative leave pursuant to paragraphs 6B or 7C hereof or in the event that Executive is placed on an administrative leave because Rural/Metro has "Cause" to terminate Executive's employment with Rural/Metro.

                           If Executive terminates this Agreement and his
employment for Good Reason, Executive shall be entitled to receive Severance Benefits pursuant to paragraph 9.

                  B.       TERMINATION WITHOUT GOOD REASON.

                           Executive also may terminate this Agreement and his
employment without Good Reason at any time by giving thirty (30) days notice to Rural/Metro. If Executive terminates this Agreement and his employment without Good Reason, Executive shall not receive Severance Benefits pursuant to paragraph 9.

                  C.       ADMINISTRATIVE LEAVE.

                           Rural/Metro may place Executive on a paid
administrative leave, and bar or restrict Executive's access to Rural/Metro facilities, contemporaneously with or at any time following the delivery of the written notice of termination by Executive pursuant to paragraph 7A or 7B.
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         8.       DEATH OR DISABILITY.

                  This Agreement will terminate automatically on Executive's death. Any compensation or other amounts due to Executive for services rendered prior to his death shall be paid to Executive's surviving spouse, or if Executive does not leave a surviving spouse, to Executive's estate. No other benefits shall be payable to Executive's heirs pursuant to this Agreement, but amounts may be payable pursuant to any life insurance or other benefit plans maintained by Rural/Metro.

                  In the event Executive becomes "Disabled", Executive's employment hereunder and Rural/Metro's obligation to pay Executive's Base Salary and, in the event Executive becomes "Disabled" during the first year of his employment with Rural/Metro any additional compensation to which Executive may be entitled pursuant to paragraph 2B, (less any amounts payable to Executive pursuant to any long-term disability insurance policy paid for by Rural/Metro) shall continue for a period of twelve (12) months from the date of Executive's initial absence due to such Disability. If at the end of said twelve (12) month period Executive has not recovered from such Disability, Executive's employment hereunder shall automatically cease and terminate. Executive shall be considered "Disabled" or to be suffering from a "Disability" for purposes of this paragraph 8 if, in the judgment of a licensed physician selected by the Board of Directors of Rural/Metro and confirmed by a licensed physician designated by Executive, and after any reasonable accommodations required by applicable law, he is unable to perform the essential functions of his position due to a physical or mental impairment, and such incapacity is expected to continue for a period of at least twelve (12) consecutive months from the date of the initial absence due to such incapacity. The determination by said physicians shall be binding and conclusive for all purposes. If the physician selected by the Board and the physician selected by Executive cannot agree, the two (2) physicians
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shall select a third (3rd) physician. The decision of the third (3rd) physician concerning Executive's Disability then shall be binding and conclusive on all interested parties.

         9.       SEVERANCE BENEFITS.

                  If during the Initial Term or any Renewal Term, this Agreement and Executive's employment are terminated without Cause by Rural/Metro pursuant to paragraph 6B prior to the last day of the Initial Term or any Renewal Term, or if Executive elects to terminate this Agreement for Good Reason pursuant to paragraph 7A, Executive shall receive the "Severance Benefits" provided by this paragraph. To the extent provided in paragraph 5, Executive also shall receive the Severance Benefits if this Agreement is not renewed. In addition, Executive also shall receive the Severance Benefits if his employment is terminated due to Disability pursuant to paragraph 8.

                  The Severance Benefits shall begin immediately following the effective date of termination of employment and will continue to be payable for the balance, if any, of the Initial Term or the then current Renewal Term and for a period of twelve (12) months thereafter.

                  The Executive's Severance Benefits shall consist of the continuation of the Executive's then Base Salary and any applicable additional compensation as set forth in paragraph 2B for the balance, if any, of the Initial Term or the then current Renewal Term and for a period of twelve (12) months thereafter; provided, however, that for the twelve (12) month period following the end of the Initial Term or the then current Renewal Term in lieu of receiving the Base Salary and any applicable additional compensation called for by paragraph 2B, Executive shall receive Three Hundred Fifty Thousand and 00/100 Dollars ($350,000.00), payable in equal bi-weekly installments. The Severance Benefits also shall consist of the continuation of any health, life, disability, or other insurance benefits that Executive was receiving as of his last day of active employment for the balance, if any, of the Initial Term or the then current Renewal Term and for a period of
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twelve (12) months thereafter. If a particular insurance benefit may not be continued for any reason, Rural/Metro shall pay the cash equivalent to the Executive on a monthly basis or in a single lump sum. The amount of the cash equivalent of the benefit and whether the cash equivalent will be paid in monthly installments or in a lump sum will be determined by Rural/Metro in the exercise of its discretion.

                  If Executive voluntarily terminates this Agreement and his employment without Good Reason prior to the end of the Initial Term or any Renewal Term, or if Rural/Metro terminates the Agreement and Executive's employment for Cause, no Severance Benefits shall be paid to Executive. No Severance Benefits are payable in the event of Executive's death while in the active employ of Rural/Metro.

                  Severance Benefits shall immediately cease if Executive commits a material violation of any of the terms of this Agreement relating to confidentiality and non-disclosure, as set forth in paragraph 11, or the Covenant-Not-To-Compete, as set forth in paragraph 12. Only material violations will result in the loss of Severance Benefits. In addition, if a violation, even if material, is one that may be cured, the violation will not be considered to be material unless Executive fails to cure said violation within thirty (30) days after receiving written notice of said violation from Rural/Metro or unless Executive repeats said violation at any time after receiving said notice.

                  In the event that Rural/Metro ceases payment of Severance Benefits to Executive in accordance with the preceding paragraph due to Rural/Metro's good faith belief that Executive has committed a material violation of any of the terms of this Agreement relating to confidentiality and non-disclosure, as set forth in paragraph 11, or the Covenant-Not-To-Compete, as set forth in paragraph 12, the confidentiality and non-disclosure requirements set forth in paragraph 11 and the Covenant-Not-To-Compete set forth in paragraph 12 shall remain in full force and effect. In the event that Rural/Metro ceases payment of Severance Benefits to Executive without a good faith
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belief the Executive has committed a material violation of such provisions, in addition to such other remedies as may be available to Executive in law or in equity, the confidentiality and non-disclosure requirements set forth in paragraph 11 and the Covenant-Not-To-Compete set forth in paragraph 12 shall lapse and be without force and effect unless Rural/Metro resumes the payments within sixty (60) days of its receipt of a demand to do so from Executive.

                  The payment of Severance Benefits shall not be affected by whether Executive seeks or obtains other employment. Executive shall have no obligation to seek or obtain other employment and Executive's Severance Benefits shall not be impacted by Executive's failure to mitigate.

         10.      BENEFITS.

                  Executive will be entitled to participate in any benefit plans, including, but not limited to, retirement plans, stock option plans, disability plans, life insurance plans and health and dental plans available to other Rural/Metro executive employees, subject to any restrictions (including waiting periods) specified in said plans.

                  Executive is entitled to four (4) weeks of paid vacation per calendar year, with such vacation to be scheduled and taken by Executive in his discretion, provided that such vacation shall not interfere with the performance of Executive's duties hereunder.

         11.      CONFIDENTIALITY AND NON-DISCLOSURE.

                  During the course of his employment, Executive will become exposed to a substantial amount of confidential and proprietary information, including, but not limited to financial information, annual reports, audited and unaudited financial reports, operational budgets and strategies, methods of operation, customer lists, strategic plans, business plans, marketing plans and strategies, new business strategies, merger and acquisition strategies, management systems programs, computer systems, personnel and compensation information and payroll data, and other such reports, documents or
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information (collectively the "Confidential and Proprietary Information"). In
the event his employment is terminated by either party for any reason, Executive promises that he will not take with him any copies of such Confidential and Proprietary Information in any form, format, or manner whatsoever (including computer print-outs, computer tapes, floppy disks, CD roms, etc.) nor will he disclose the same in whole or in part to any person or entity, in any manner either directly or indirectly. Excluded from this Agreement is information that is already disclosed to third parties and is in the public domain or that Rural/Metro consents to be disclosed, with such consent to be in writing. The provisions of this paragraph shall survive the termination of this Agreement.

         12.      COVENANT-NOT-TO-COMPETE.

                  A.       INTERESTS TO BE PROTECTED.

                           The parties acknowledge that during the term of his
employment, Executive will perform essential services for Rural/Metro, its employees and shareholders, and for clients of Rural/Metro. Therefore, Executive will be given an opportunity to meet, work with and develop close working relationships with Rural/Metro's clients on a first-hand basis and will gain valuable insight as to the clients' operations, personnel and need for services. In addition, Executive will be exposed to, have access to, and be required to work with, a considerable amount of Rural/Metro's Confidential and Proprietary Information.

                           The parties also expressly recognize and acknowledge
that the personnel of Rural/Metro have been trained by, and are valuable to Rural/Metro, and that if Rural/Metro must hire new personnel or retrain existing personnel to fill vacancies it will incur substantial expense in recruiting and training such personnel. The parties expressly recognize that should Executive compete with Rural/Metro in any manner whatsoever, it could seriously impair the goodwill and diminish the value of Rural/Metro's business.
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                           The parties acknowledge that this covenant has an
extended duration; however, they agree that this covenant is reasonable and it is necessary for the protection of Rural/Metro, its shareholders and employees.

                           For these and other reasons, and the fact that there
are many other employment opportunities available to Executive if he should terminate, the parties are in full and complete agreement that the following restrictive covenants (which together are referred to as the "Covenant-Not-To-Compete") are fair and reasonable and are freely, voluntarily and knowingly entered into. Further, each party has been given the opportunity to consult with independent legal counsel before entering into this Agreement.

                  B.       DEVOTION TO EMPLOYMENT.

                           Executive shall devote substantially all his business
time and efforts to the performance of his duties on behalf of Rural/Metro. During his term of employment, Executive shall not at any time or place or to any extent whatsoever, either directly or indirectly, without the express written consent of Rural/Metro, engage in any outside employment, or in any activity competitive with or adverse to Rural/Metro's business, practice or affairs, whether alone or as partner, officer, director, employee, shareholder of any corporation or as a trustee, fiduciary, consultant or other representative. This is not intended to prohibit Executive from engaging in nonprofessional activities such as personal investments or conducting to a reasonable extent private business affairs which may include other boards of directors' activity, as long as they do not conflict with Rural/Metro. Participation to a reasonable extent in civic, social or community activities is encouraged.

                  C.       NON-SOLICITATION OF CLIENTS.

                           During the term of Executive's employment with
Rural/Metro and for a period of twelve (12) months after the termination of employment with Rural/Metro,
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regardless of who initiates the termination and for whatever reason, Executive shall not directly or indirectly, for himself, or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation, or governmental entity, in any manner whatsoever, call upon, contact, encourage, handle or solicit client(s) of Rural/Metro with whom he has worked as an employee of Rural/Metro at any time prior to termination, or at the time of termination, for the purpose of soliciting or selling such customer the same, similar, or related services that he provided on behalf of Rural/Metro.

                  D.       NON-SOLICITATION OF EMPLOYEES.

                           During the term of Executive's employment with
Rural/Metro and for a period of twelve (12) months after the termination of employment with Rural/Metro, regardless of who initiates the termination and for any reason, Executive shall not directly or indirectly, for himself, or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation, or governmental entity, seek to hire, and/or hire any of Rural/Metro's personnel or employees for the purpose of having such employee engage in services that are the same, similar or related to the services that such employee provided for Rural/Metro.

                  E.       COMPETING BUSINESS.

                           During the term of this Agreement and for a period of
twelve (12) months after the termination of employment with Rural/Metro, regardless of who initiates the termination and for any reason, Executive shall not, directly or indirectly, for himself, or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation, or governmental entity, in any manner whatsoever, engage in the same or similar business as Rural/Metro, which would be in direct competition with any Rural/Metro line of business, in any geographical service area where Rural/Metro is engaged in business, or was considering engaging in business at any time prior to the
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termination or at time of termination. For the purposes of this provision, the term "competition" shall mean directly or indirectly engaging in or having a substantial interest in a business or operation which has been, is, or will be, performing the same services provided by Rural/Metro.

                  F.       JUDICIAL AMENDMENT.

                           If the scope of any provision of this Agreement is
found by the Court to be too broad to permit enforcement to its full extent, then such provision shall be enforced to the maximum extent permitted by law. The parties agree that the scope of any provision of this Agreement may be modified by a judge in any proceeding to enforce this Agreement, so that such provision can be enforced to the maximum extent permitted by law. If any provision of this Agreement is found to be invalid or unenforceable for any reason, it shall not affect the validity of the remaining provisions of this Agreement.

                  G.       INJUNCTIVE RELIEF, DAMAGES AND FORFEITURE.

                           Due to the nature of Executive's position with
Rural/Metro, and with full realization that a violation of this Agreement will cause immediate and irreparable injury and damage, which is not readily measurable, and to protect Rural/Metro's interests, Executive understands and agrees that in addition to instituting legal proceedings to recover damages resulting from a breach of this Agreement, Rural/Metro may seek to enforce this Agreement with an action for injunctive relief, to cease or prevent any actual or threatened violation of this Agreement on the part of Executive.

                  H.       SURVIVAL.

                           The provisions of this paragraph shall survive the
termination of this Agreement.

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         13.      DEFERRAL OF AMOUNTS PAYABLE UNDER THIS AGREEMENT.

         A payment due pursuant to this Agreement or the MIP may be deferred if and to the extent that the payment does not satisfy the requirements to be "qualified performance-based compensation" (as such term is defined by the regulations issued under Section 162(m) of the Internal Revenue Code of 1986 (the "Code")) and when combined with all other payments received during the year that are subject to the limitations on deductibility under Section 162(m) of the Code, the payment exceeds the limitations on deductibility under Section 162(m) of the Code. The deferral of payments shall be in the discretion of the Compensation Committee of Rural/Metro, and shall be made pursuant to a Deferred Compensation Agreement or Plan acceptable to Rural/Metro and Executive. Such deferred amounts shall be paid no later than the sixtieth (60th) day after the end of the next succeeding calendar year, provided that such payment, when combined with any other payments subject to the Section 162(m) limitations received during the year, does not exceed the limitations on deductibility under
Section 162(m) of the Code. If the payments in such succeeding calendar year exceed the limitations on deductibility under Section 162(m) of the Code, such payments shall continue to be deferred to the next succeeding year. The above procedure shall be repeated until such payments can be paid without exceeding the limitation on deductibility under Section 162(m) of the Code.

         14.      OTHER AGREEMENTS.

         Rural/Metro and Executive will enter into one or more Stock Option Agreements and a Change of Control Agreement, which will provide the Executive with certain additional protections if his employment is terminated in certain instances following a "change of control." Nothing in this Agreement is intended to alter or modify the Stock Option Agreements or the Change of Control Agreement, which, once executed, shall continue in full force and effect.

         15.      BUSINESS EXPENSES.

                  Rural/Metro will reimburse Executive for any and all necessary, customary, and usual expenses, properly receipted in accordance with Rural/Metro's policies, incurred by Executive on behalf of Rural/Metro.

         16.      AMENDMENTS.

                  This Agreement, the Executive's Stock Option Agreement and the Executive's Change of Control Agreement constitute the entire agreement between the parties as to the subject mater hereof. Accordingly, there are no side agreements or verbal agreements other than those which are stated above. Any amendment, modification or change in this Agreement must be done so in writing and signed by both parties.

         17.      SEVERABILITY.

                  In the event a court or arbitrator declares that any provision of this Agreement is invalid or unenforceable, it shall not affect or invalidate any of the remaining provisions. Further, the court shall have the authority to re-write that portion of the Agreement it deems unenforceable, to make it enforceable.

         18.      GOVERNING LAW.

                  The law of the Sate of Arizona shall govern the interpretation and application of all of the provisions of this Agreement.

         19.      INDEMNITY.

                  Rural/Metro shall indemnify Executive to the fullest extent permitted or required by the laws of the State of Delaware of and from any "Expenses" incurred by Executive in any "Proceeding."

                  For purposes of this paragraph 19, "Expenses" shall mean and include all expense, liability and loss including expenses of investigations, judicial or administrative proceedings or appeals, attorney, accountant and other professional fees and disbursements, judgments, fines, and amounts paid in settlement.

                  For purposes of this paragraph 19, "Proceeding" shall mean and include any threatened, pending or completed action, suit or proceeding, whether brought in the right of the Corporation or otherwise and whether of a civil, criminal, administrative or investigative nature, in which the Executive may be or may have been involved as a party, witness or otherwise, by reason of the fact that the Executive is or was an officer of Rural/Metro or is or was serving at the request of Rural/Metro as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification may be provided under this Agreement.

                  Rural/Metro shall pay the Expenses incurred by Executive in any Proceeding in advance of the final disposition of the Proceeding at the written request of Executive, if Executive (a) furnishes Rural/Metro with a written affirmation of Executive's good faith belief that he is entitled to indemnification by Rural/Metro; and (b) furnishes Rural/Metro with a written undertaking to repay the advance to the extent that it is ultimately determined that Executive is not entitled to be indemnified by Rural/Metro. Such undertaking shall be an unlimited general obligation of Executive, but need not be secured. Advances pursuant to this paragraph 19 shall be made no later than twenty (20) days after Rural/Metro's receipt of the affirmation and undertakings set forth above and shall be made without regard to the Executive's ability to repay the amount advanced and without regard to Executive's ultimate entitlement to indemnification under this Agreement.

         20.      DISPUTE RESOLUTION.

                  A.       MEDIATION.

                           Any and all disputes arising under, pertaining to or
touching upon this Agreement or the statutory rights or obligations of either party hereto, shall, if not settled by negotiation, be subject to non-binding mediation under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA") in effect on the date of the first notice of demand for mediation, before an independent mediator selected by the parties pursuant to paragraph 20D. Notwithstanding the foregoing, both Executive and Rural/Metro may seek preliminary judicial relief if such action is necessary to avoid irreparable damage during the pendency of the proceedings described in this paragraph 20. Any demand for mediation shall be made in writing and served upon the other party to the dispute, by certified mail, return receipt requested, at the business address of Rural/Metro, or at the last known residence address of Executive, respectively. The demand shall set forth with reasonable specificity the basis of the dispute and the relief sought. The mediation hearing will occur at a time and place convenient to the parties in Maricopa County, Arizona, within thirty (30) days of the date of selection or appointment of the mediator.

                  B.       ARBITRATION.

                           In the event that the dispute is not settled through
mediation, the parties shall then proceed to binding arbitration before a single independent arbitrator selected pursuant to paragraph 20D. The mediator shall not serve as arbitrator. TO THE

EXTENT ALLOWABLE UNDER APPLICABLE LAW, ALL DISPUTES INVOLVING ALLEGED UNLAWFUL EMPLOYMENT DISCRIMINATION, BREACH OF CONTRACT OR POLICY, OR EMPLOYMENT TORT COMMITTED BY RURAL/METRO OR A REPRESENTATIVE OF RURAL/METRO, INCLUDING CLAIMS OF VIOLATIONS OF FEDERAL OR STATE DISCRIMINATION STATUTES OR PUBLIC POLICY, SHALL BE RESOLVED PURSUANT TO THIS POLICY AND THERE SHALL BE NO RECOURSE TO COURT, WITH OR WITHOUT A JURY TRIAL. The arbitration hearing shall occur at a time and place convenient to the parties in Maricopa County, Arizona, within thirty (30) days of selection or appointment of the arbitrator. If Rural/Metro has adopted a policy that is applicable to arbitrations with executives, the arbitration shall be conducted in accordance with said policy to the extent that the policy is consistent with this Agreement and the Federal Arbitration Act, 9 U.S.C. Sections 1-16. If no such policy has been adopted, the arbitration shall be governed by the National Rules for the Resolution of Employment Disputes of AAA in effect on the date of the first notice of demand for arbitration. The arbitrator shall issue written findings of fact and conclusions of law, and an award, within fifteen (15) days of the date of the hearing unless the parties otherwise agree.

                  C.       DAMAGES.

                           In cases of breach of contract or policy, damages
shall be limited to contract damages. In cases of discrimination claims prohibited by statute, the arbitrator may direct payment consistent with the applicable statute. In cases of employment tort, the arbitrator may award punitive damages if proved by clear and convincing evidence. The arbitrator may award fees to the prevailing party and assess costs of the arbitration to the non-prevailing party. Issues of procedure, arbitrability, or confirmation of award shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections
1-16, except that Court
review of the arbitrator's award shall be that of an appellate court reviewing a decision of a trial judge sitting without a jury.

                  D.       SELECTION OF MEDIATORS OR ARBITRATORS.

                           The parties shall select the mediator or arbitrator
from a panel list made available by the AAA. If the parties are unable to agree to a mediator or arbitrator within ten (10) days of receipt of a demand for mediation or arbitration, the mediator or arbitrator will be chosen by alternatively striking from a list of five (5) mediators or arbitrators obtained by Rural/Metro from AAA. Executive shall have the first strike.

         IN WITNESS WHEREOF, Rural/Metro and Executive have executed this
Agreement on this     day of September, 1998.

"EXECUTIVE"                           RURAL/METRO CORPORATION
-------------------------------------------------------------


____________________________           By:_______________________________
John B. Furman                            James H. Bolin
                                          Vice Chairman
                                          Board of Directors